[KIRK] — Kirkland’s First Quarter 2015 Earnings Call
Thursday, May 21, 2015 10:00 am CST

Officers

Jeff Black; SCR Partners; IR

Mike Madden; Kirkland’s, Inc.; President and CEO

Adam Holland; Kirkland’s, Inc.; VP and CFO

Analysts

Brad Thomas; KeyBanc Capital Markets

Neely Tamminga; Piper Jaffray & Co.

David McGee; SunTrust

Anthony Lebiedzinski; Sidoti & Co.

Mark Montagna; Empirical Capital

Presentation

Operator: Good morning. And welcome to the Kirkland’s first quarter 2015 earnings conference call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Jeff Black of Investor Relations of SCR Partners. Please go ahead.

Jeff Black: Thank you. Good morning, and welcome to this Kirkland’s conference call to review the Company’s results for the first quarter of fiscal 2015. On the call this morning, we have Mike Madden, President and Chief Executive Officer; and Adam Holland, Vice President and Chief Financial Officer.

The results, as well as a notice of the accessibility of this conference call on a listen-only basis over the Internet, were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by Company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in the future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the SEC, including the Company’s Annual Report on Form 10-K that was filed on April 14th, 2015.

With that said, I will turn the call over to Mike Madden. Mike?

Mike Madden: Thank you, Jeff.

I’m happy to report a solid first quarter of fiscal 2015 with results exceeding our expectations and a raise to our full-year guidance.

The quarter was not without its challenges, though. Weather was unfavorable in late February and early March, and the West Coast port slowdown strained our merchant and supply chain organizations. We dealt with inventory positions below plan for much of the quarter and had to adjust the promotional calendar as a result. Yet our teams executed extremely well, and that’s the key takeaway for the quarter.

Sales came in at the top end of our guidance, with comparable store sales up 3% in the quarter. Conversion was strong, and our average ticket was flat. Traffic was down slightly, and we attribute the traffic decline almost wholly to the unfavorable weather in February and March. Ecommerce sales increased 43% and added 2% to our consolidated comparable store sales.

Earnings also came in ahead of guidance. Merchandised margins improved and contributed to a 93-basis point gain in our gross profit margin. As expected, operating expenses increased as a percentage of sales, and that reflects higher depreciation from our recent investments and higher rent from our corporate headquarters relocation.

As we look into Q2, inventory flow has resumed to more normal levels. Our year-over-year sales trends remain favorable and have accelerated a bit in the beginning of May. Inventory levels are healthy, and overall in good shape and current. We’ll use the second quarter to promote and clear some of the seasonal merchandise that carried over from the port delays and impacted our promotional calendar during the first quarter.

As in the first quarter, we’ll carry higher depreciation and corporate rent expense. We’ll also expect to open more stores in the quarter, as well as begin the process of moving our ecommerce pick-pack operation to a separate distribution center. I’ll remind everyone that historically the second quarter is in large part a lower-volume, more promotional quarter, as we set the stage for our fall seasonal business.

Looking at the full year, sales trends have been strong due to merchandise assortment that is clearly resonating with our customer. And we feel confident about our real estate plans. Due to our solid start, we now expect earnings growth of 18% to 23% for the full year.

Our priorities as an organization remain the same as what I outlined a couple of months ago — increasing our in-store productivity, optimizing our real estate growth, improving our ecommerce channel, and tightening our focus on capital allocation and return on investment.

While we have much work left to do, we’re encouraged by our progress. Last year, higher sales and better profit margin drove a nice increase in operating cash flow. We ended the first quarter with $93.4 million in cash. And as we announced this morning, the Board has authorized a special dividend of $1.50 per share payable in June.

The decision to pay a special dividend reflects our strong balance sheet and our commitment to deploy a portion of the cash that we have generated over the last several years to shareholders. Since 2011, we have also retired almost 4 million shares of our common stock through repurchase programs, reducing our diluted share count by 15%. The current repurchase program and special dividend underscore our confidence in our ability to generate sufficient cash to execute on our growth initiatives.

The special dividend will be funded with existing cash, and we have ample liquidity to continue to invest in our business, which remains our number-one priority.

As I said earlier, our teams executed very well in the first quarter. We’ve talked about early gains achieved in our core merchandise assortment from our systems enhancements. We’ve given our merchants and planners [to] become better managers of inventory and make better buying decisions.

We’ll stay focused on improving our consistency. We’ll also start to capture new opportunities. So there’s a longer tail to our foundational investments, and our merchandise margin should continue to benefit.

We’re opening more stores this year, most of them in the second and third quarters. We feel confident about hitting our goal for 8% to 10% square footage growth this year and, more importantly, doing so earlier in the year than we have in years past. We’ve made some important investments in people and analytics in real estate. And I believe the function is prime for an improvement in locating and opening new stores.

We’re adding more science to the process, using our loyalty program and making additional refinements. We’re building a strong pipeline for 2016, and we expect to sustain higher square footage growth for several years.

Ecommerce remains a priority, and we don’t believe it will impact our interim goal for 500 units. Through our loyalty program, we’re learning a lot about our customer. She is healthy, engaged in the category, and a little younger, a little wealthier, than we had originally thought. We’re looking for additional ways to motivate her online.

As we’ve said, we are augmenting our Jackson, Tennessee distribution center with the leasing of a nearby 300,000-square foot facility that will service ecommerce and some other ancillary functions, such as new store staging. And we’re also looking to add more integration in stores to enhance the experience and reinforce the ship-to-store model.

In the first quarter, about 65% of our ecommerce revenue was ship-to-stores. That reduces shipping charges and leverages our freight system, helping bring the channel closer to profit parity with our stores.

Looking at the balance of the year — we expect to continue to see modest gains in the merchandise margin. We should also start to see a greater contribution from expense leverage in the third and fourth quarters as we execute on our growth plan.

Longer term, our efforts to expand the store base through real estate growth, better utilize floor space in our existing stores, enhance our ecommerce capabilities and reinvigorate our brand development all provide exciting opportunities for our customers and our company. We look forward to updating you on our progress.

In closing, I’d like to thank our over 5,000 employees in our stores, distribution center and corporate offices for their work in servicing our customers and our company. We really appreciate what they do.

And I’ll now turn it over to Adam for a review of our financials before we take some questions. Adam?

Adam Holland: Thanks, Mike.

Net sales for the first quarter were up 9.3%, while comparable store sales increased 3.0%. Brick-and-mortar comps were up 1%. That was driven by a 1% increase in transactions which was comprised of an increase in conversions, partially offset by a slight decline in traffic. Our average ticket was flat, comprised of an increase in items per transaction offset by a decline in average unit retail price.

Ecommerce sales were $7.7 million for the quarter. That’s a 43% increase over the prior-year quarter. From a geographic standpoint, sales and results were positive throughout most of the Southeast as well as Texas. Merchandise categories experiencing stronger results were textiles, fragrance and housewares.

We ended the quarter with 342 stores, a unit increase of 6%. We opened one new store and closed three stores during the quarter. At the end of the quarter, we had 2.59 million square feet under lease, a 6.2% increase from the prior year. Average store size was also up 1%, to 7,563 square feet.

Gross profit margin for the quarter increased 93 basis points, to 40.3%. This increase was primarily due to an improvement in merchandise margin, which increased 46 basis points, to 56.4%.

Occupancy costs were roughly flat as a percentage of sales, and outbound freight costs, which include ecommerce shipping, were down 39 basis points as a percentage of sales, primarily due to a shift in our ecommerce business to more in-store pickup sales, which carry a lower fulfillment cost for the Company. Central distribution costs were down 6 basis points, reflecting comparable store sales leverage.

Operating expenses for the first quarter were 32.4% of sales. That was up approximately 12 basis points versus the last year. Store-related expenses, such as payroll and marketing, provided leverage versus prior-year quarter. This leverage was offset by corporate-related expenses such as professional fees and stock compensation expense, which included the $0.02-per diluted share share charge related to the retirement of our previous CEO.

Depreciation and amortization increased 45 basis points as a percentage of sales, reflecting the increase in capital expenditures, including the implementation of major technology initiatives during the last several years. The tax rate for the quarter was 38.0%.

Adjusted net income for the quarter increased 23.1% over last year, to 16% per diluted share, which excludes a $0.02-per diluted share charge related to the retirement of the Company’s previous CEO.

Turning to the balance sheet and cash flow statement — at the end of the quarter, we had $93.4 million in cash on hand over the prior-year period. This increase in cash reflects the improvement in our operating performance. Inventories were $58.3 million, which reflects a 15% increase in total inventory for the prior-year quarter. As Mike mentioned, inventories are current and support an expected 11% to 12% sales increase for the second quarter, combined with a pickup in new store opening activity.

At quarter end, we had no long-term debt, and no borrowings were outstanding under our revolving line of credit. For the first quarter, cash use and operations was $617,000, as increases in working capital and higher incentive bonus payouts offset our improved operating performance.

Capital expenditures were $2.7 million for the first quarter, primarily due to existing store enhancements and continued investments in our ecommerce business. We bought back 74,746 shares during the first quarter for $1.7 million at a $23.29 average price.

Turning to our guidance — for the second quarter of fiscal 2015, we expect total sales to be in the range of $115 million to $116 million, which reflects an increase in comparable store sales of 5% to 7%; compared with net sales of $103.5 million, a comparable store sales increase of 3.6% in the prior-year quarter.

Merchandise margin is expected to remain relatively flat as a percentage of sales compared to the prior year, as the port delays shifted some of our promotional activity from Q1 to Q2. Also, for comparison purposes, the second quarter of 2014 included the reversal of a shrinkage accrual, which provided a benefit to that quarter amounting to about $0.02 per diluted share.

As a result, gross profit margin is anticipated to be down modestly as compared to the prior year. In addition, operating expenses will be impacted by more store openings in July as well as a higher corporate bonus accrual. As we previously disclosed, depreciation and increased rent related to our corporate headquarters relocation provide additional headwinds compared with the prior year.

As a result, loss per share is expected to be in the range of $0.10 to $0.13 per diluted share. This compares with a loss of $0.06 per diluted share in the prior-year quarter.

Turning to the year — we’ve raised our full-year guidance and expect to generate earnings per share of $1.18 to $1.23, excluding the $0.02-per diluted share charge related to the retirement of the Company’s previous CEO. This represents growth of 18% to 23% over 2014 without regard to share repurchases. We expect our top line to increase 10% to 12% and expect our operating margin to improve. That also assumes a 39% tax rate.

We expect to open 35 to 40 stores and close 10 to 15 stores for a net square footage gain of approximately 8% to 10%. Most of the locations required for this year’s growth have been identified. The majority of new store openings will occur in the second and third quarters of the year, with closings expected to be spread evenly throughout the year. Our guidance assumes comparable store sales in the range of 3% to 5% for the year. We expect gross profit margin to remain relatively flat and operating expenses to leverage as a percentage of sales versus 2014.

From a cash flow standpoint — we expected to generate positive cash flow in fiscal 2015, excluding the special dividend and our ongoing share repurchase plan. We do not anticipate any usage of our line of credit during the year. Capital expenditures are currently anticipated to range between $27 million and $29 million for landlord construction allowances for new stores. These capital expenditure assumptions reflect the increase in the store openings and distribution center enhancements.

Thanks. And I will now turn the call back over to Mike.

Mike Madden: Thanks, everybody, for being on the call today. Operator, we’re now ready to take questions.

Questions and Answers

Operator: (Operator Instructions) Brad Thomas, KeyBanc Capital Markets.

Brad Thomas: Good morning, Mike, Adam and Jeff. And let me congratulate you on a nice start to the year here.

Mike Madden: Thanks, Brad.

Brad Thomas: Wanted to ask kind of a high-level question about culture, and then a question about guidance. First, just thinking about culture and leadership and people — Mike, as you’ve stepped into the CEO seat, and Adam, as you’ve moved into the CFO seat — and as the Company has moved its headquarters, I was hoping you could just maybe characterize for us some of the changes that have been in place at the management level, and maybe what we don’t see below the management level, and how much is business as usual, and how much you expect to change here.

Mike Madden: Well, that’s a good question.

Well, first of all, first thing I would say to that is culture is extremely important. And I’ve tried to make that clear in my first three months on the job. I mean, we’ve done a lot as a team. Because we’ve got a lot of new faces here, too. So we got an interesting combination of a lot of longevity in places and a lot of new, fresh faces in others. And bringing our team together and retaining what’s special about Kirkland’s culture, which is a lot — it really is. I mean, it’s a special company; it’s been around for 50 years — retaining that and combining it with some fresh new ideas is really important. And that’s really priority number one with our team right now.

And moving into the new building is a culture shift, there’s no doubt about it. I mean, we have — we’re in a nice three-story building with — and that’s even an adjustment in and of itself, having three floors instead of one. But it gets to that level, is my point. And we take it seriously, and I think it’s a big part of our success in the future — our ability to create that culture and evolve it to what we see it becoming, which is something really special.

Brad Thomas: That’s helpful. Thank you, Mike.

And with respect to guidance — I appreciate all the color on 2Q. I guess taking into account what you know now, one quarter in the bag, what, if anything, has changed about how we should think about the all-important holiday quarter?

Adam Holland: Well, Brad, this is Adam. I don’t think — the guidance we gave for Q2 reflects what we originally had planned. And the increased guidance is simply passing that improvement in performance from Q1 onto the back of the year. Clearly, we’re a seasonal retailer, and most of our profits are made in that all-important season, which kicks off in August and finishes in the middle of January.

So from an earnings apportionment standpoint, I don’t think there’s a lot of change. Q2 was — the guidance we gave was not a surprise; it was right in the wheelhouse of what we’d always expected.

Mike Madden: And the other thing I would add, Brad, is I think we have an opportunity, with the new stores coming on, to better leverage in the back half, versus what you’re seeing in Q1 and Q2.

Brad Thomas: That’s great.

Well, thanks. And keep up the great work.

Mike Madden: Thanks.

Adam Holland: Thanks, Brad.

Operator: Neely Tamminga, Piper Jaffray.

Neely Tamminga: Good morning, and congratulations. Really good to see the solid execution despite some of those extraneous headwinds.

I just have a couple quick questions on ecom and a couple quick questions on stores, if I may. So for stores, we’re getting some investor questions around how we should be thinking around store preopening expenses. So if you could give us any sort of general guidelines on an average store basis, I think that that could help some of your investors.

And then, also related to stores, can you just give us a sense of new markets this year versus last year, and how we should be thinking about store credit [committee] in new markets versus existing markets? (Inaudible). Thanks.

Adam Holland: Sure. Yes, I’ll start off and pass it to Mike here.

On the new store openings, what we’ve got here is an unusual situation where we’re opening a lot of stores very late in the quarter, a lot in mid- to late July. And what you typically see with store preopening expenses is you incur rent expense as soon as you get possession, so you’re paying rent before you have sales or before you’re open for business; as well as the setup costs to get the store up and going. And these are all OpEx expenses I’m talking about, not CapEx.

So you’ve got roughly, with the number of stores we’re opening, probably between a $0.01 and $0.02 hit for the second quarter, simply because you just don’t have enough time in July to generate sales to offset that. This is not unusual or any change in the model; it’s just really a timing effect that’s going to ding Q2 a little bit. But you’re going to be benefitting in Q3, because all of those stores are going to be open for business from day one.

Mike Madden: And what was the other piece, Neely?

Neely Tamminga: About the markets. This year, you’re opening up more stores, but what is the new market penetration this year versus last year? And kind of how do we think through store productivity in new markets versus existing?

Mike Madden: Right. Okay.

Well, it’s a good mix. I think of — first of all, I would say we’re staying within our 35-state geography this year. We’re not expanding into new states. But we are starting to penetrate more in the mid-Atlantic and into some of the markets in that area, the Midwest. We continue to add stores in California. And then, there’s some infill even in the Southeast, in Texas and Florida.

So it’s all over the place. But it’s confined to where we currently are. And it’s building out some of the markets that we have a lesser presence in today. And I would say — I’d say about maybe half, maybe a little less than half, are in the Southeast and Texas. And then the rest are in those other geographies.

In terms of the performance — we’ve only opened one of the class so far, so we’ve got a lot to come. But if you look at last year as an indicator, we are starting to detect a slower ramp up in some of the new markets. It’s still a very healthy return in year one in those markets. It’s just that it appears that some of the newer markets that we’re entering, or the markets where we’re underpenetrated, you see maybe a three-year kind of maturity ramp. You’re starting in more like 85% maturity instead of 95%.

Because a lot of our new stores over the last few years have matured very rapidly. And I think it’s because of the transition we’ve done off-mall and the fact that we were staying even tighter within our core geographies.

Neely Tamminga: That’s helpful, certainly as we think through modeling this kind of acceleration and growth. So thank you for that.

And then, just two real quick updates, then, on ecom — where are we, more specifically on a timeline, in two initiatives that you guys have underway — the first one being extending your selection vis-à-vis drop-ship vendor type relationships and networks? Where are you guys in that process? And then also, on ship-to-store, just so that I’m clear on this — are you at this point [items] in [off] stores available to ship-to-store? Or are you kind of like 20% into your own catalog on that?

Thanks.

Mike Madden: Okay. The first question, about drop-shipping — I mean, that is right now a project that we’re in the midst of. And we have a pilot planned for this summer. And so you’ll see us start to do that as we enter into the back half. And we’ll keep reporting on that.

But to your point, we do view that as the biggest way for us to expand the SKU selection on the site. We have, I think, done a good job tightening that up this year, actually. We’re getting more revenue per SKU. We’ve been more profitable so far because of that and because of this shift to ship-to-store. And it’s really helped the numbers. I mean, you can see it in Q1.

So that drop-ship project is one that the team is working on as we speak. And we’ll have more to say about it as we report every quarter. But we should be proceeding this year on that.

The ship-to-store piece, in terms of what’s available — and I kind of alluded to that in my answer just now — as we started last year, we had limited ability to have multiple shipping methods on the SKUs that we had on the site. We had determined it was either a direct shipment or it was an in-store shipment.

Throughout last year, we started giving customers the choice, and started making available pretty much all the SKUs on the site available to ship-to-store. And we are well on our way to having that in place, and we’ve already seen the shift to customer — what I call [on the scripts] 65% of the revenue in Q1 was ship-to-store.

So we’re seeing the customers avail themselves of that, because it’s free shipping. And it so happens to be a more profitable scenario for us as well, which is really nice.

Neely Tamminga: That’s fantastic. Congratulations again, you guys. Looking forward to see how this year progresses.

Mike Madden: Thanks, Neely.

Operator: [David] McGee, SunTrust.

David McGee: Yes, hi, everybody, and great quarter.

Mike Madden: Thanks, David.

Adam Holland: Thanks, David.

David McGee: Just a couple of questions. One is — I might have missed this — did you talk about your expectations for conversion and traffic in the second quarter?

Mike Madden: We didn’t get specific about that, in terms of breaking down that comp increase expectation of 5% to 7%. As we’ve come into the quarter, and we’ve called out conversion as being strong, I think that will continue with our plans that we have for the second quarter.

Ticket was flat in the first quarter. I think we have a little more momentum in that metric, as well as traffic. Because traffic was impacted negatively by some one-time events, like the weather in Q1. So I think those metrics looking a little sharper and better lead to the guidance that you’re seeing.

David McGee: Thanks, Mike. And how much upside is there with conversion over time? Are you near a peak with that metric, or no?

Mike Madden: That’s a good question. It’s hard to say, in a lot of ways. Because when we were a mall-based retailer, which is kind of the history — and as we’ve shifted off-mall, there’s inherently higher conversion rates off-mall — you’re essentially reducing the traffic and depending more on a destination shopper, somebody that is coming for a specific purpose. So you get less of the browsing, and so you convert at a higher rate.

And so I don’t think the ceiling is near for us there. We’ve got a lot planned, both in terms of the in-store experience and how we operate the store to try to drive that further. And we think, based on the number that we see of conversion, and kind of knowing what others can do, we feel like we’ve got some upside there.

David McGee: Thank you for that.

And lastly, how are you feeling about advertising over the balance of the year? Do you plan to continue to sort of shift gradually online, and sort of social media? Any change in your thinking there?

Mike Madden: Well, a lot of that is evolving, David. I mean, we came into the year with a budget that was similar to last year, and that’s been the case, and right now would still be the case. We’re spending a lot of time on brand development. I think that’ll be a component of what we work on for the balance of the year that is more preparing for the future.

In the meantime, we’ll continue to spend some advertising online, which we do a lot of today. And we’ll continue our — we’ve got about half the chain right now that’s set up for some direct mail and newspaper inserts that we’ve continued to do. So we’ve had about the same amount of drops in the first quarter as we did the prior year. And we’re still focused on that, because we’re seeing some success with that.

But I think the bigger effort in marketing this year is brand positioning and preparing us for what that looks like going forward.

David McGee: And when you say that, Mike — brand positioning — where might we see that? Or is that still being developed right now?

Mike Madden: Well, we’re working on it. That’s part of our strategy as a team, to leverage the brand a little bit more. We still feel like our awareness level compared to some of the competitors is lower. And as we grow nationally, I think the real estate helps that — to be in some of these markets in a more penetrated way will help that.

And I think where you’ll see it come out is more in-store, the collateral we use; and also the external advertising that we end up doing, whether that be a continuation of some of what we do now with newspaper and direct mail or more online advertising.

What we’re trying to get to is a more cohesive, together, marketing-creative look that will pervade — that will kind of be in the store, online, as well as in our external communications.

David McGee: Great. Thanks, Mike. And good luck here.

Mike Madden: All right, thanks.

Operator: (Operator Instructions) Anthony Lebiedzinski, Sidoti & Co.

Anthony Lebiedzinski: Thank you for taking the questions.

It appears that your improved IT systems are certainly helping you to manage the business more effectively. Can you just talk about maybe — just give us a kind of baseball analogy — what inning are we in in terms of seeing the benefits from the IT systems at this point?

Mike Madden: Well, I keep saying the third. I guess at some point, I got to say the fourth or the fifth.

(Laughter)

I still think it’s early, Anthony. And knowing that we’ve made a lot of strides, especially with our best-selling products, our core merchandise — we continue to see our margin improve on those items, which comprise about 35% to 40% of the assortment. That was an early win. There’s other things that we’re doing in terms of managing SKUs in categories that we’ve benefitted no doubt from on the planning side as well as the buying. And then, we haven’t really even addressed some of the pricing opportunities we might have with clearance optimization tools, promotional type tools.

So when I say there’s still a tail here, that’s what I’m talking about. And the team’s really excited about doing a lot more than what we’ve already done. But we got to take it a step at a time, too, and absorb what we’ve added. And that’s where we are. I mean, it takes a while to integrate a lot of this and get it really humming. And that’s where we are in the process.

Anthony Lebiedzinski: Okay. Yes, certainly it sounds like you’re off to a strong start this year.

As far as the performance of your stores in some of your newer markets, just to go back to an earlier question — I think you had said that some of the new stores are opening at roughly 85% productivity. So is that just a function of just the brand awareness just not being as strong? And if that’s the case, what are you plans to improve that?

Mike Madden: That is what it — that’s probably the biggest reason, Anthony. When you think about a market like a Detroit, for example, where we had a couple of stores in the suburbs — we’re adding a few more to get more dents and create that. And I think it just takes some time. I mean, we don’t have any examples of brand new markets where we drop the store in and it’s just completely a fresh entry. It’s more these fill-in opportunities. Denver is another opportunity over the next couple of years I think we have. Minneapolis, New Jersey, we’ve started to add some stores.

We’re seeing success in all those areas. I just think, with more brand awareness and through the marketing, we’ll be able to go into some of those markets, because they’ll be a lot more efficient. Whereas right now, we’re not even advertising in some of those, because it doesn’t make any sense financially.

Anthony Lebiedzinski: Got it. Okay, that makes sense.

As far as your dividend, certainly a good move on your part there to reward shareholders. So do you have any thoughts about implementing perhaps a regular cash dividend?

Mike Madden: That’s something that we would never take off the table. I mean, we’d always be discussing how we return some of our cash to shareholders. We made the decision here. We’ve had a buildup of cash over the years. We know we have a good ability to fund our growth plans with the cash that we have and through cash we’ll generate. We’ve bought back a lot of shares over the last four years, essentially reduced the share count by 15%.

I think when we determine it’s the right time to consider that, we will. Right now, we just felt like the best decision was — we’ve had a buildup, we feel like it’s time to return. And that’s a nice yield for shareholders by doing it this way at this time.

Anthony Lebiedzinski: Got it.

And lastly, can you just remind us how much you have left on your share repurchase program?

Adam Holland: Yes, Anthony. We initiated it in May of 2014. And we’ve spent about $5 million in that. And it’s a $30 million authorization. And then we’ve spent another, call it, couple million there. So we’ve got a little over $20 million left in authorization, which runs through spring of 2016.

Anthony Lebiedzinski: Okay. Thank you very much.

Operator: Mark Montagna, Empirical Capital.

Mark Montagna: Congratulations on the good results, and it’s great to see you guys elevating the execution even higher.

Mike Madden: Thanks, Mark.

Adam Holland: Thanks, Mark.

Mark Montagna: Yes. Question — in the past, you’ve spoken about whitespace, in terms of current assortments and possibly moving into new categories. And I’m just wondering where you stand in terms of that progress.

Mike Madden: Well, I mean, it’s continuous. I think right now we’re focused on — we have a hierarchy, and we work through 13 or 14 categories. And it’s more about maintaining and creating newness within those. I mean, we’ve done it in our textiles category; it’s been very successful. We’ve expanded our pillows assortment, we’ve done more outdoor. And I’m speaking the first quarter. We added a curtains and accessories program over the last couple years, which was a new business.

So we’re constantly evolving in each category. And that’s something that the buyers are really focused on in trying to create incremental business inside the categories that we offer, and working in tandem with our visual merchandizing team to bring it to life in the store. I mean, that connection is really what’s important.

And as we’ve worked together on these things, in creating areas of the store, it makes it easier for the buyers to go after new ideas. Because we know how we’re going to display it and that it’s going to have prominence in the store, and we can get a good read on it.

So it’s a constant process. But part of our concept is always being fresh and new. So it’s nothing new for us. And it’s just thinking about it a little bit differently.

Mark Montagna: Okay. That’s excellent. Thank you for the input on that.

Unidentified Company Representative: Thanks, Mark.

Operator: Having no further questions, this concludes our question-and-answer session. I would like to turn the conference back over to Mr. Madden for any closing remarks.

Mike Madden: well, we just appreciate everybody being on the call. And we look forward to speaking with you next quarter. Thank you.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.